Exhibit 99.1

VYNE Therapeutics Reports 2025 Second Quarter Financial Results and Provides Business Update

•	Implemented cost reductions extend cash runway into first half of 2027

BRIDGEWATER, N.J., August 14, 2025 -- VYNE Therapeutics Inc. (Nasdaq: VYNE) (“VYNE” or the “Company”), a clinical-stage biopharmaceutical company focused on developing differentiated therapies to treat chronic inflammatory and immune-mediated conditions with high unmet need, today reported financial results as of and for the quarter ended June 30, 2025.

The Company is actively evaluating opportunities to enhance the value of its pipeline programs. VYNE’s oral BD2-selective BET inhibitor, VYN202, has recently demonstrated a promising efficacy signal in a Phase 1b clinical trial in moderate to severe plaque psoriasis, as well as disease-modifying potential across multiple translational models of fibro-inflammatory disease and hematologic malignancies. These new data, in areas such as nephrology, pulmonology, rheumatology and myeloproliferative neoplasms, among others, underscore the therapeutic potential of the program. As previously announced, the Company is seeking a partner for its topical BET inhibitor, repibresib.

“The strength of our recent clinical and preclinical findings for VYN202 provides a compelling scientific foundation as we determine the best path forward for the VYN202 program,” said David Domazalski, President and Chief Executive Officer of VYNE. “In conjunction, we have implemented cost reductions that are expected to extend our cash runway into the first half of 2027, giving us additional flexibility during this period.”

Pipeline Overview

VYN202, an oral small molecule BD2-selective BET inhibitor:

•	Preclinical and translational data highlight disease-modifying potential of VYN202. VYNE has evaluated VYN202 in areas such as nephrology, pulmonology, rheumatology and myeloproliferative neoplasms, among others. These data, combined with the promising preliminary data from seven subjects enrolled in the Company’s Phase 1b trial in moderate-to-severe plaque psoriasis, support the potential of VYN202 as a potent, disease-modifying therapy for the treatment of serious, immune-mediated diseases and hematological cancers with limited effective treatment options.

•	Phase 1b trial in subjects with moderate-to-severe plaque psoriasis. In April 2025, the U.S. Food and Drug Administration (FDA) verbally placed a clinical hold on the Company’s Phase 1b trial evaluating VYN202 in subjects with moderate-to-severe plaque psoriasis following an observation of testicular toxicity in dogs from a non-clinical toxicology study of VYN202. In June 2025, the FDA lifted the clinical hold for two doses of VYN202 for female subjects. Further, the FDA has indicated that sufficient data from a 12-week non-clinical toxicology study of VYN202 in dogs would be required in order to resume studies in male clinical subjects. The design of this toxicology study has been agreed upon with the FDA and the Company intends to initiate the repeat non-clinical toxicology study of VYN202 in dogs to remedy the partial hold in male clinical subjects. There were no serious adverse events observed in subjects that were enrolled in the Phase 1b trial. Following the clinical hold, VYNE made the decision to unblind the clinical data from the seven subjects who were enrolled in the study, the promising preliminary results of which are available here.

Repibresib gel, a locally-administered small molecule pan-BD BET inhibitor:

•	In July 2025, VYNE reported topline results from its Phase 2b trial of repibresib gel in subjects with nonsegmental vitiligo available here.

•	The trial did not meet the primary or secondary endpoint of F-VASI50 and F-VASI75, however statistically significant effects were observed in key secondary and exploratory endpoints of change from baseline in F-VASI and T-VASI and proportion of patients achieving T-VASI50 at the 3% concentration. The Company believes the results from the trial were impacted by an unusually high vehicle effect and further impacted by a higher-than-expected dropout rate in the active arms of the trial relative to vehicle. VYNE is conducting a thorough evaluation of the full dataset to analyze any other data that may inform the results. The Company has discontinued treatment in the extension phase of the trial and is in the process of terminating the trial.

•	Repibresib gel is covered by patents providing composition of matter patent exclusivity into at least 2042 in the United States and into at least 2040 in Europe, Japan and other large global pharmaceutical markets.

•	VYNE is currently seeking a development and commercialization partner for this program.

Financial Results as of and for the Second Quarter Ended June 30, 2025

Cash position. As of June 30, 2025, VYNE had $39.6 million of cash, cash equivalents and marketable securities. Based on current operating assumptions, VYNE believes its cash, cash equivalents and marketable securities as of June 30, 2025 will be sufficient to fund its operations into the first half of 2027.

Share count. As of June 30, 2025, VYNE had 19,773,784 common shares issued and outstanding, and outstanding pre-funded warrants to purchase 23,028,800 shares of common stock at an exercise price of $0.0001 per share.

Revenues. Revenues totaled $0.1 million and $0.2 million for the quarters ended June 30, 2025 and 2024, respectively, consisting of royalty revenue from the Company's royalty agreement with LEO Pharma A/S, to whom VYNE previously licensed the rights to Finacea® foam.

Research and development expenses. VYNE’s research and development expenses for the three months ended June 30, 2025 were $4.9 million, representing a decrease of $2.4 million, or 33.2%, compared to $7.3 million for the three months ended June 30, 2024. The decrease was primarily driven by decreased expenses for repibresib and VYN202 of $2.1 million and $0.2 million, respectively. The $2.1 million decrease in expenses for repibresib was primarily driven by the timing of expenses for the Phase 2b trial in nonsegmental vitiligo, including a $1.0 million milestone payment due to Tay under the License Agreement upon the initiation of the trial in June 2024. The $0.2 million decrease in expenses for VYN202 was primarily driven by the timing of expenses for Phase 1 trials evaluating VYN202, including a $1.0 million milestone payment due to Tay under the License Agreement upon the initiation of the Phase 1a healthy volunteer trial in June 2024, partially offset by increased expenses in the second quarter of 2025 for the Phase 1b trial evaluating VYN202 in moderate-to-severe plaque psoriasis subjects.

General and administrative expenses. VYNE’s general and administrative expenses for the three months ended June 30, 2025 were $2.7 million, representing a decrease of approximately $0.6 million, or 17.0%, compared to $3.3 million for the three months ended June 30, 2024. The decrease was primarily driven by a decrease in employee-related expenses of $0.3 million and consulting and professional fees of $0.2 million.

Net loss. Net loss and net loss per share for the quarter ended June 30, 2025 was $5.8 million and $0.13, respectively, compared to a net loss and net loss per share of $9.4 million and $0.22, for the comparable period in 2024.

About VYNE Therapeutics Inc.

VYNE is a clinical-stage biopharmaceutical company focused on developing differentiated therapies to treat chronic inflammatory and immune-mediated conditions with high unmet need. VYNE's unique and proprietary BET inhibitors, which comprise its InhiBET™ platform, are designed to overcome limitations of early generation BET inhibitors by leveraging alternative routes of administration and enhanced selectivity.

For more information about VYNE Therapeutics Inc. or its product candidates, visit www.vynetherapeutics.com. VYNE may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor VYNE’s website in addition to following its press releases, filings with the U.S. Securities and Exchange Commission, public conference calls, and webcasts.

Investor Relations:

John Fraunces

LifeSci Advisors, LLC

917-355-2395

jfraunces@lifesciadvisors.com

Tyler Zeronda

VYNE Therapeutics Inc.

908-458-9106

Tyler.Zeronda@VYNEtx.com

Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the strategic review, the completion of a strategic transaction and evaluation of VYNE’s internal development pipeline, including the continued clinical development of repibresib and/or VYN202, the clinical hold on the Phase 1b trial of VYN202, including the ability to potentially fully resolve such hold, VYNE’s projected cash runway, and other statements regarding the future expectations, plans and prospects of VYNE, including the ability of VYNE to find a partner for repibresib. All statements in this press release which are not historical facts are forward-looking statements. Any forward-looking statements are based on VYNE’s current knowledge and its present beliefs and expectations regarding possible future events and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those set forth or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: VYNE’s ability to successfully develop its product candidates; the timing of commencement of future preclinical studies and clinical trials; VYNE’s ability to complete and receive favorable results from clinical trials of its product candidates; VYNE’s ability to obtain additional funding, either through equity or debt financing transactions or collaboration arrangements; and VYNE’s ability to comply with various regulations applicable to its business. For a discussion of other risks and uncertainties, and other important factors, any of which could cause VYNE’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in VYNE’s Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, and VYNE’s other filings from time to time with the U.S. Securities and Exchange Commission. Although VYNE believes these forward-looking statements are reasonable, they speak only as of the date of this announcement and VYNE undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. Given these risks and uncertainties, you should not rely upon forward-looking statements as predictions of future events.

Third-party products and company names mentioned herein may be the trademarks of their respective owners.

VYNE THERAPEUTICS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share and per share data)

(Unaudited)

	June 30,	December 31,
	2025	2024
Assets
Current Assets:
Cash and cash equivalents	$22,047	$19,926
Investment in marketable securities	17,600	41,590
Prepaid and other current assets	4,696	2,921
Total Current Assets	44,343	64,437
Non-current Assets:
Property and equipment, net	102	113
Operating lease right-of-use assets	32	93
Non-current prepaid expenses and other assets	241	2,262
Total Non-current Assets	375	2,468
Total Assets	$44,718	$66,905

Liabilities and Stockholders’ Equity
Current Liabilities:
Trade payables	$1,414	$2,707
Accrued expenses	3,578	9,272
Employee related obligations	819	1,428
Operating lease liabilities	25	99
Other current liabilities	—	1,313
Total Current Liabilities	5,836	14,819
Total Liabilities	$5,836	$14,819

Commitments and Contingencies

Stockholders' Equity:
Preferred stock: $0.0001 par value; 20,000,000 shares authorized at June 30, 2025 and December 31, 2024; no shares issued and outstanding at June 30, 2025 and December 31, 2024	—	—
Common stock: $0.0001 par value; 150,000,000 shares authorized at June 30, 2025 and December 31, 2024; 19,773,784 and 14,830,013 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	2	1
Additional paid-in capital	784,418	783,235
Accumulated other comprehensive (loss) income	(2)	20
Accumulated deficit	(745,536)	(731,170)
Total Stockholders' Equity	38,882	52,086
Total Liabilities and Stockholders’ Equity	$44,718	$66,905

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

VYNE THERAPEUTICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(U.S. dollars and share data in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues
Royalty revenues	$69	$198	$271	$296
Total revenues	69	198	271	296

Operating expenses:
Research and development	4,881	7,306	11,004	11,014
General and administrative	2,730	3,288	6,005	7,058
Total operating expenses	7,611	10,594	17,009	18,072
Operating loss	(7,542)	(10,396)	(16,738)	(17,776)
Other income, net	1,795	1,001	2,388	2,140
Loss from continuing operations before income taxes	(5,747)	(9,395)	(14,350)	(15,636)
Income tax expense	—	—	—	—
Loss from continuing operations	(5,747)	(9,395)	(14,350)	(15,636)
Loss from discontinued operations, net of income taxes	(8)	(11)	(16)	(19)
Net loss	$(5,755)	$(9,406)	$(14,366)	$(15,655)

Loss per share from continuing operations, basic and diluted	$(0.13)	$(0.22)	$(0.34)	$(0.37)
Loss per share from discontinued operations, basic and diluted	$—	$—	$—	$—
Loss per share, basic and diluted	$(0.13)	$(0.22)	$(0.34)	$(0.37)

Weighted average shares outstanding - basic and diluted	42,759	42,586	42,716	42,584

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.